EXHIBIT 99.1

Major Stockholder in Lithium Technology Corporation Converts Debentures and Notes into Equity

On December 3, 2012, Lithium Technology Corporation (LTC) received the formal request from its existing investor Stichting Gemeenschappelijk Bezit LTC,  The Hague, The Netherlands, an affiliated party of Arch Hill Capital N.V., The Hague, The Netherlands, (together the "Investors") to convert certain convertible notes in their possession into equity.  By doing so, the Investors exercised their rights for voluntary conversion in accordance with the terms of the underlying convertible note agreements. The converted notes are:

•	9% RELATED PARTY CONVERTIBLE DEBENTURE MARCH 2009;

•	10% RELATED PARTY CONVERTIBLE DEBENTURE OCTOBER 2009 I;

•	10% RELATED PARTY CONVERTIBLE DEBENTURE OCTOBER 2009 II;

•	10% RELATED PARTY CONVERTIBLE NOTE JANUARY 2010;

•	10% RELATED PARTY CONVERTIBLE DEBENTURES Q2 2010;

•	10% RELATED PARTY CONVERTIBLE NOTE VAN HESSEN INTEREST.

In addition, the Investors have also converted a note with principal and accrued interest of $638,513 and a conversion price of $0.0116 which the Investors had acquired from another noteholder. This note originally formed part of the June 2008 9% Convertible Notes which otherwise remain unaffected.

The total principal of the converted notes amounts to $9,728,867.  Including accrued interest, the total note amount of the conversion is $12,536,627. In accordance with the note agreements and the relevant conversion prices applicable to voluntary conversion, the Company has awarded a total of 531,753,263 shares to Stichting Gemeenschappelijk Bezit LTC.  As a result, the total number of shares outstanding of the Company has increased from 2,032,371,256 to the new total of 2,564,124,519.

After the conversion, Stichting Gemeenschappelijk Bezit LTC holds 972,625,161 shares of the Company’s common shares and the affiliated party Arch Hill Capital N.V. holds 343,432,926 shares of the Company’s common shares.

About LTC:

LTC is a global provider of power solutions for diverse applications. The company’s product consists of large lithium-ion format cylindrical cells that deliver high power and high energy density. The company designs, engineers, builds, and customizes lithium-ion rechargeable batteries, complete with battery management system in the fast growing markets of vehicle traction and starter batteries.  For additional information, please visit www.lithiumtech.com